***************************************************************************
*                                                                         *
*  Information contained herein is subject to completion and amendment.   *
*  A registration statement relating to these securities has been         *
*  declared effective by the Securities and Exchange Commission pursuant  *
*  to Rule 415 under the Securities Act of 1933. This preliminary         *
*  prospectus supplement and the accompanying prospectus shall not        *
*  constitute an offer to sell or the solicitation of an offer to buy     *
*  nor shall there be any sale of these securities in any jurisdiction    *
*  in which such offer, solicitation or sale would be unlawful prior to   *
*  registration or qualification under the securities laws of any such    *
*  jurisdiction.                                                          *
*                                                                         *
***************************************************************************


                             SUBJECT TO COMPLETION
           PRELIMINARY PROSPECTUS SUPPLEMENT DATED SEPTEMBER 27, 1995

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED SEPTEMBER 26, 1995)

                                  $30,000,000

                         SYSTEM ENERGY RESOURCES, INC.

                       % DEBENTURES DUE OCTOBER 1, 2000

                         ------------------------------

     Interest on the Company's     % Debentures due October 1, 2000 (the
"Debentures") is payable semi-annually on April 1 and October 1, commencing April 1, 1996. The Debentures are not redeemable prior to maturity.

     The Debentures will be issued only as fully registered securities represented by one or more global Debentures registered in the name of The Depository Trust Company, New York, New York ("DTC"), as depository, or its nominee. Beneficial interests in the global Debenture(s) will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Except as provided in the accompanying Prospectus, owners of beneficial interests in the global Debenture(s) will not be entitled to receive physical delivery of Debentures in definitive form and will not be considered holders thereof. See "Description of Debt Securities -- Book-Entry
System -- Global Debt Securities" in the accompanying Prospectus.

     SEE "RISK FACTORS" AT PAGE 3 OF THE ACCOMPANYING PROSPECTUS FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                         ------------------------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                 PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY
                      REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.




=================================================================================================
                                                            UNDERWRITING
                                         PRICE TO          DISCOUNTS AND         PROCEEDS TO
                                        PUBLIC(1)          COMMISSIONS(2)       COMPANY(1)(3)
-------------------------------------------------------------------------------------------------
Per Debenture......................          %                   %                    %
-------------------------------------------------------------------------------------------------
Total..............................     $                   $                    $
=================================================================================================


(1) Plus accrued interest from October 1, 1995.
(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.
(3) Before deduction of expenses payable by the Company, estimated at $318,000.

                         ------------------------------
     The Debentures are offered subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that the Debentures will be ready for delivery through the book-entry facilities of DTC, New York, New York,
on or about October   , 1995.

                         ------------------------------
BEAR, STEARNS & CO. INC.                                    SALOMON BROTHERS INC
                         ------------------------------

           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS OCTOBER  , 1995.


IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE DEBENTURES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     Reference is made to "Incorporation of Certain Documents by Reference" in the accompanying Prospectus. At the date of this Prospectus Supplement, the Incorporated Documents (as defined in the accompanying Prospectus) include the Company's Annual Report on Form 10-K for the year ended December 31, 1994 (the "1994 10-K") and the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995 and June 30, 1995.

                         SELECTED FINANCIAL INFORMATION
                             (DOLLARS IN THOUSANDS)

     The selected financial information of the Company set forth below has been derived from and should be read in conjunction with the financial statements and other financial information contained in the Incorporated Documents.




                                                                                    TWELVE MONTHS ENDED
                                                           ----------------------------------------------------------------------
                                                                                                DECEMBER 31,
                                                            JUNE 30,       ------------------------------------------------------
                                                              1995           1994         1993       1992       1991       1990
                                                           -----------     --------     --------   --------   --------   --------
                                                           (UNAUDITED)
Income Statement Data:
  Operating Revenues.....................................   $ 486,193      $474,963     $650,768   $723,410   $686,664   $801,618
  Operating Income.......................................     163,008       171,767      272,202    323,176    318,812    382,028
  Interest Expense (net).................................     168,352       175,102      190,424    204,116    229,057    242,400
  Net Income.............................................       5,013(a)      5,407(a)    93,927    130,141    104,622    168,677
  Ratio of Earnings to Fixed Charges(b)..................        1.23          1.23         1.87       2.04       1.74       2.10




                                                                                       AS OF JUNE 30, 1995 (UNAUDITED)
                                                                              -------------------------------------------------
                                                                                      ACTUAL                 AS ADJUSTED(C)
                                                                              ----------------------     ----------------------
                                                                                AMOUNT       PERCENT       AMOUNT       PERCENT
                                                                              ----------     -------     ----------     -------

Balance Sheet Data:
  Capitalization:
    Common Stock and Paid-in Capital........................................  $  789,357       34.1      $  789,357       33.7
    Retained Earnings.......................................................      84,448        3.7          84,448        3.6
                                                                              ----------     -------     ----------     -------
        Total Common Shareholder's Equity...................................     873,805       37.8         873,805       37.3
    First Mortgage Bonds(d).................................................     530,319       22.9         530,319       22.6
    Debentures..............................................................          --         --          30,000        1.3
    Other Long-Term Debt(d).................................................     909,207       39.3         909,207       38.8
                                                                              ----------     -------     ----------     -------
        Total Capitalization................................................  $2,313,331      100.0      $2,343,331      100.0
                                                                               =========     =======      =========     =======

---------------

(a) Net income for the 12 month periods ended June 30, 1995 and December 31, 1994 includes a charge of $80.2 million as a result of the settlement of a long-standing dispute (the "FERC Settlement") involving income tax allocation procedures of the Company. For further information with respect to the FERC Settlement, reference is made to Note 2, "Rate and Regulatory Matters," of the Company's Notes to the 1994 Financial Statements on page 327 of the 1994 10-K.

(b) "Earnings," as defined by Securities and Exchange Commission Regulation S-K, represent the aggregate of (1) net income, (2) taxes based on income, (3) investment tax credit adjustments-net and (4) fixed charges. "Fixed Charges" include interest (whether expensed or capitalized), related amortization and interest applicable to rentals charged to operating expenses.

(c) Adjusted to reflect the issuance and sale of the Debentures.

(d) Excludes current maturities of First Mortgage Bonds which totaled $105 million at June 30, 1995. See "Use of Proceeds" below. There were no current maturities of Other Long-Term Debt at June 30, 1995.

                                       S-2

                                USE OF PROCEEDS

     The net proceeds to be received from the issuance and sale of the Debentures will be added to the Company's general funds, and will be used to replace a portion of the funds required to meet the maturity of $105,000,000 principal amount of the Company's 6.12% First Mortgage Bonds on October 1, 1995.

                         DESCRIPTION OF THE DEBENTURES

     The following description of the terms of the Debentures offered hereby supplements the description of the general terms and provisions of the Debentures set forth in the accompanying Prospectus under the heading "Description of Debt Securities", to which description reference is hereby made.

INTEREST, MATURITY AND PAYMENT

     The Debentures will mature on October 1, 2000 and will bear interest from October 1, 1995 at the rate set forth on the cover page hereof, payable April 1 and October 1 of each year ("Interest Payment Dates"), commencing April 1, 1996. Interest is payable to holders of record at the close of business on the March 15 or September 15 next preceding the interest payment date ("Regular Record Dates"). Principal and interest are payable at the corporate trust office of Chemical Bank, as paying agent of the Company (the "Paying Agent"), in New York, New York. For so long as the Debentures are registered in the name of DTC, or its nominee, the principal and interest due on the Debentures will be payable by the Paying Agent to DTC for payment to its participants for subsequent disbursement to the beneficial owners. Interest on any overdue principal will accrue at the same rate as the interest rate on the Debentures set forth on the cover page hereof, but interest will not accrue on overdue installments of interest on the Debentures.

REDEMPTION

     The Debentures will not be redeemable prior to maturity.

                                  UNDERWRITING

     Under the terms and conditions set forth in the Underwriting Agreement dated the date hereof, the Company has agreed to sell to each of the Underwriters named below, and each of the Underwriters has severally agreed to purchase, the respective principal amount of the Debentures set forth opposite its name below:



                                 UNDERWRITER        PRINCIPAL AMOUNT
    ----------------------------------------------  ----------------

    Bear, Stearns & Co. Inc......................    $
    Salomon Brothers Inc.........................    $
                                                     ------------
              Total..............................    $ 30,000,000
                                                     ============


     The Underwriting Agreement provides that the several obligations of the Underwriters to pay for and accept delivery of the Debentures are subject to approval of certain legal matters by their counsel and to certain other conditions. The Underwriters' obligations are such that they are committed to take and pay for all of the Debentures offered hereby if any are taken, provided, that under certain circumstances involving a default of one Underwriter, less than all of the Debentures may be purchased. Default by one Underwriter would not relieve the non-defaulting Underwriter from its several obligation, and in the event of such a default, the non-defaulting Underwriter may be required by the Company to purchase the principal amount of the Debentures that it has severally agreed to purchase and, in addition, to purchase the principal amount of the Debentures that the defaulting Underwriter shall have failed to purchase up to a principal amount equal to one-ninth of the principal amount of the Debentures that such non-defaulting Underwriter has otherwise agreed to purchase.

                                       S-3

     The Underwriters have advised the Company that they propose to offer all or part of the Debentures directly to purchasers at the initial public offering price set forth on the cover page of this Prospectus Supplement, and to certain securities dealers at such price less a concession not in excess of % of the principal amount of the Debentures. The Underwriters may allow, and such dealers
may reallow to certain brokers and dealers, a concession not in excess of     %
of the principal amount of the Debentures. After the Debentures are released for sale to the public, the offering price and other selling terms may from time to time be varied.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     There is presently no trading market for the Debentures and there is no assurance that a market will develop. Although they are under no obligation to do so, the Underwriters presently intend to act as market makers for the Debentures in the secondary trading market, but may discontinue such market-making at any time without notice.

                                       S-4

PROSPECTUS

                                  $265,000,000

                         SYSTEM ENERGY RESOURCES, INC.

                                DEBT SECURITIES

                         ------------------------------

     System Energy Resources, Inc. ("System Energy" or the "Company") intends to offer from time to time up to $265,000,000 aggregate principal amount of unsecured debt securities (the "Debt Securities") in one or more series, at prices and upon terms to be determined at the time or times of sale. For each issue of the Debt Securities (the "Offered Securities") there will be a Prospectus Supplement ("Prospectus Supplement") accompanying this Prospectus that will set forth, without limitation and to the extent applicable, the specific designation, aggregate principal amount, denomination, maturity, premium, if any, rate of interest (which may be fixed or variable) or method of calculation thereof, time of payment of interest, any terms for redemption, any sinking fund provisions, the initial public offering price, the names of any underwriters or agents, the principal amounts, if any, to be purchased by the underwriters, the compensation of such underwriters or agents, the amount and proposed use of proceeds to the Company from the Offered Securities, and any other special terms of or pertinent information with respect to the Offered Securities and the Company.

     SEE "RISK FACTORS" AT PAGE 3 FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
   ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
     CONTRARY IS A CRIMINAL OFFENSE.

     The Debt Securities will be sold through one or more underwriters, dealers or agents, or directly to one or more purchasers. The Prospectus Supplement will set forth the names of the underwriters, dealers or agents, if any, any applicable commissions or discounts and the net proceeds to the Company from any such sale of the Offered Securities. See "Plan of Distribution."

                         ------------------------------

               THE DATE OF THIS PROSPECTUS IS SEPTEMBER 26, 1995.

                             AVAILABLE INFORMATION

     System Energy is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports include information, as of particular dates, concerning the Company's directors and officers, their remuneration, the principal holders of the Company's securities and any material interests of such persons in transactions with the Company. Such reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street N.W., Room 1024, Washington, D.C. 20549-1004; and at the following Regional Offices of the
Commission: Chicago Regional Office, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661, and New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained at prescribed rates from the Public Reference Branch of the Commission at its principal office at 450 Fifth Street N.W., Washington, D.C. 20549.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference:

          1. The Company's Annual Report on Form 10-K for the year ended December 31, 1994 (the "1994 10-K").

          2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995.

          3. The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995.

     In addition, all documents filed by the Company with the Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents (such documents, and the documents enumerated above, being herein referred to as "Incorporated Documents," provided, however, that the documents enumerated above or subsequently filed by the Company pursuant to Section 13, 14 or 15(d) of the Exchange Act prior to the filing of the Company's next Annual Report on Form 10-K with the Commission shall not be Incorporated Documents or be incorporated by reference in this Prospectus or be a part hereof from and after any such filing of an Annual Report on Form 10-K).

     Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for all purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed Incorporated Document or in a Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the Incorporated Documents, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference herein. Requests for such copies should be directed to Christopher T. Screen, P.O. Box 61000, New Orleans, Louisiana 70161, telephone: (504) 576-4212.

     No person has been authorized to give any information or to make any representation not contained in this Prospectus, as supplemented or amended, or with respect to the Debt Securities, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any other person. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

     Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date of this Prospectus.

                                  RISK FACTORS

     Prospective purchasers of the Debt Securities offered hereby should carefully consider the matters set forth below, as well as the other information contained in this Prospectus and the Incorporated Documents, in evaluating an investment in the Debt Securities.

RISKS OF OWNERSHIP OF NUCLEAR GENERATING FACILITIES

     The Company is subject to the risks attendant upon the ownership and operation of Grand Gulf 1 ("Grand Gulf 1"), a 1,250 megawatt nuclear powered generating unit, which is the Company's principal asset. These include risks arising from the operation of nuclear facilities and the storage, handling and disposal of high-level and low-level radioactive materials, limitations on the amounts and types of insurance commercially available in respect of losses that might arise in connection with nuclear operations, and uncertainties with respect to the technological and financial aspects of decommissioning nuclear plants at the end of their licensed lives. The Nuclear Regulatory Commission (the "NRC") has broad authority under Federal law to impose licensing and safety-related requirements upon owners and operators of nuclear generating facilities and, in the event of non-compliance, has the authority to impose fines or shut down a unit, or both, depending upon its assessment of the severity of the situation, until compliance is achieved. Safety requirements promulgated by the NRC have, in the past, necessitated substantial capital expenditures at nuclear plants and additional such expenditures could be required in the future. In addition, although the Company has no reason to anticipate a serious nuclear incident at Grand Gulf 1, if such an incident did occur, it could have a material but presently undeterminable adverse effect on the financial position of the Company.

RISKS ASSOCIATED WITH UNSECURED NATURE OF DEBT SECURITIES

     The Debt Securities offered hereby will be unsecured obligations of the Company. For further information with respect to the Company's secured debt obligations and contractual arrangements for the benefit of other creditors, reference is made to "The Company -- Contractual Arrangements for the Benefit of Other Creditors" below.

                                  THE COMPANY

GENERAL

     The Company's principal executive offices are located at Echelon One, 1340 Echelon Parkway, Jackson, Mississippi 39213. The Company's telephone number is 601-368-5000. The Company is a wholly-owned subsidiary of Entergy Corporation ("Entergy"), a registered public utility holding company under the Public Utility Holding Company Act of 1935, as amended, which also owns all of the common stock of Arkansas Power & Light Company ("AP&L"), Gulf States Utilities Company, Louisiana Power & Light Company ("LP&L"), Mississippi Power & Light Company ("MP&L") and New Orleans Public Service Inc. ("NOPSI"). Other subsidiaries of Entergy include Entergy Services, Inc., a service company, Entergy Operations, Inc., a nuclear management services company ("Entergy Operations"), Entergy Power, Inc., a wholesale power company, and Entergy Enterprises, Inc., a non-utility company. AP&L, LP&L, MP&L and NOPSI own System Fuels, Inc., which is responsible for the procurement, transportation and storage of fuel supplies for their generating plants.

NATURE OF THE COMPANY'S BUSINESS

     The Company's principal asset consists of a 90% ownership/leasehold interest in Grand Gulf 1, a 1,250 megawatt nuclear powered electric generating unit near Port Gibson, Mississippi. The other 10% of Grand

Gulf 1 is owned by South Mississippi Electric Power Association, a wholesale cooperative in Mississippi. The Company has approximately a 78.5% ownership interest and, pursuant to a sale and leaseback transaction, an 11.5% leasehold interest in Grand Gulf 1. The Company sells the capacity and energy from its 90% interest exclusively to four affiliated companies that are also subsidiaries of Entergy. These sales are made under the Unit Power Sales Agreement among the Company, AP&L, LP&L, MP&L and NOPSI (the "Unit Power Sales Agreement") which has been approved by the Federal Energy Regulatory Commission ("FERC"). (See
"-- Source of Revenue" below.) At June 30, 1995, the Company had utility plant (net of accumulated depreciation) of $2.7 billion, long-term debt of $1.4 billion and common shareholder's equity of $874 million.

     The Company was formed in 1974 to construct, finance and own certain base-load generating units for the operating subsidiaries of Entergy. At that time, the Company contracted with MP&L for MP&L to act as the Company's agent for the design, construction, operation and maintenance of the Grand Gulf Station, a proposed two-unit nuclear-powered electric generating station having a capacity of 2,500 MW. Grand Gulf 1 was placed in commercial operation on July 1, 1985. Construction of the proposed second unit of the Grand Gulf Station ("Grand Gulf 2") was suspended in 1985 and this unit was canceled and written off in 1989. On July 28, 1986, the Company's name was changed from "Middle South Energy, Inc." to "System Energy Resources, Inc.," and effective December 20, 1986, the Company assumed the primary responsibilities, previously assigned to MP&L, for the management, operation and maintenance of the Grand Gulf Station. In 1990, Entergy Operations took over responsibility for operating Grand Gulf 1.

SOURCE OF REVENUE

     The operating revenues of the Company are derived from the allocation of the capacity and energy associated with the Company's 90% share of Grand Gulf 1 pursuant to the Unit Power Sales Agreement. Under that agreement, the Company has agreed to sell all of its 90% owned and leased share of capacity and energy from Grand Gulf 1 to AP&L, LP&L, MP&L and NOPSI in accordance with specified percentages (AP&L 36%, LP&L 14%, MP&L 33% and NOPSI 17%) as ordered by FERC. Charges under this agreement are paid in consideration for the respective entitlements of AP&L, LP&L, MP&L and NOPSI to receive capacity and energy, and are payable irrespective of the quantity of energy delivered so long as the unit remains in commercial operation. The current monthly obligation for payments from AP&L, LP&L, MP&L and NOPSI to the Company under the Unit Power Sales Agreement is approximately $49 million.

     The financial condition of the Company depends exclusively upon the receipt of payments from AP&L, LP&L, MP&L and NOPSI and on the continued commercial operation of Grand Gulf 1. The Company has no reason to believe that these companies will not be in a position to meet their financial obligations to pay for their allocated portions of Grand Gulf 1 capacity and energy. For information with respect to AP&L's, LP&L's, MP&L's and NOPSI's other commitments and contingent obligations, reference is made to Note 8, "Commitments and Contingencies" of the Notes to the 1994 Financial Statements of each of AP&L, LP&L, MP&L and NOPSI in its Annual Report on Form 10-K for the year ended December 31, 1994.

     The Unit Power Sales Agreement will remain in effect until terminated by the parties (such termination being subject to FERC approval), which the Company expects to occur upon Grand Gulf 1's retirement from service at the expiration date of its operating license, which currently is June 16, 2022, but which the Company currently is seeking to extend to November 1, 2024. In general, approval by holders of any of the Company's outstanding indebtedness for borrowed money would not be required for termination, amendment or modification of the Unit Power Sales Agreement. For further information with respect to the Unit Power Sales Agreement, reference is made to "Certain System Financial and Support Agreements," under Part 1, Item 1 on page 11 of the 1994 10-K and to Note 7, "Commitments and Contingencies" of the Company's Notes to the 1994 Financial Statements on page 332 of the 1994 10-K.

CONTRACTUAL ARRANGEMENTS FOR THE BENEFIT OF OTHER CREDITORS

     Substantially all of the Company's property is subject to the lien of the Company's First Mortgage Bond Indenture, which secured approximately $725,319,000 of outstanding debt at June 30, 1995. In addition, certain indebtedness for borrowed money of the Company, including its outstanding First Mortgage Bonds, is secured by assignments of the Company's rights under the Capital Funds Agreement, dated as of June 21, 1974, as amended and supplemented, between the Company and Entergy (the "Capital Funds Agreement") and under the Availability Agreement, dated as of June 21, 1974, as amended, among the Company, AP&L, LP&L, MP&L and NOPSI (the "Availability Agreement").

     Pursuant to the Capital Funds Agreement, Entergy has agreed to supply to the Company sufficient capital to (1) maintain the Company's equity capital at an amount equal to a minimum of 35% of its total capitalization (excluding short-term debt), and (2) permit the continuation of commercial operation of Grand Gulf 1 and to pay in full all indebtedness for borrowed money of the Company when due under any circumstances.

     Pursuant to the Availability Agreement and the assignments thereof, AP&L, LP&L, MP&L and NOPSI are individually obligated to make payments or subordinated advances to the Company in accordance with stated percentages (AP&L 17.1%, LP&L 26.9%, MP&L 31.3% and NOPSI 24.7%) in amounts that, when added to amounts received under the Unit Power Sales Agreement or otherwise, are adequate to cover all of the Company's (i) operating expenses for the Grand Gulf Station, including depreciation at a specified rate and permanent shutdown costs, (ii) interest charges, and (iii) an amount sufficient to amortize the Company's investment in Grand Gulf 2 over 27 years. The respective percentages of payments due by AP&L, LP&L, MP&L and NOPSI were agreed upon by the parties pursuant to an amendment to the Availability Agreement in connection with the financing of the construction costs of Grand Gulf 1. The different percentages of allocation of capacity and energy from Grand Gulf 1, and the corresponding payments due by AP&L, LP&L, MP&L and NOPSI, under the Unit Power Sales Agreement were ordered by FERC in June 1985 based upon FERC's determination of these companies' system wide demand responsibilities.

     The Availability Agreement provides assurances that the Company would have available to it adequate cash resources to cover its operating expenses, interest costs and depreciation charges and permanent shutdown costs in the event of a shortfall of funds available to the Company from sales of capacity and energy under the Unit Power Sales Agreement and from other sources. These assurances do not cover or provide for a return on equity. On the other hand, payments to the Company under the Unit Power Sales Agreement cover the Company's full cost of service, to the extent allowed pursuant to FERC ratemaking practices, including a return on equity. The Availability Agreement by its terms provides that amounts payable thereunder in respect of Grand Gulf 1 are payable even if the unit is not in service for any reason. As discussed above, payments under the Unit Power Sales Agreement are required to be made so long as Grand Gulf 1 remains in commercial operation. Since commercial operation of Grand Gulf 1 began, payments under the Unit Power Sales Agreement to the Company have exceeded the amounts payable under the Availability Agreement. Accordingly, no payments under the Availability Agreement by AP&L, LP&L, MP&L and NOPSI have ever been required.

     The Capital Funds Agreement and the Availability Agreement may be terminated, amended or modified by mutual agreement of the parties thereto, and upon obtaining, if required, the consent of those holders of the Company's indebtedness then outstanding who have received assignments of such agreements as described above. The Company's obligation to pay when due the principal of and premium, if any, and interest on the Debt Securities will not be secured by any assets of the Company or by any pledge of the Company's First Mortgage Bonds, nor by any assignment of the Company's rights under the Capital Funds Agreement, the Availability Agreement or the Unit Power Sales Agreement. Holders of the Debt Securities offered hereby will have no direct legal recourse against the Company, Entergy or AP&L, LP&L, MP&L and NOPSI under the terms of the Capital Funds Agreement, the Availability Agreement or the Unit Power Sales Agreement. For further information with respect to these agreements, reference is made to "Certain System Financial and Support Agreements," under Part 1, Item 1 on page 11 of the 1994 10-K, and to Note 7, "Commitments and Contingencies" of the Company's Notes to the 1994 Financial Statements on page 332 of the 1994 10-K.

     The information above relating to the Company does not purport to be comprehensive and should be read together with the financial statements and other information contained in the Incorporated Documents. For further information concerning Entergy, AP&L, LP&L, MP&L and NOPSI, reference is made to the information relating to such companies contained in the Annual Report on Form 10-K for the year ended December 31, 1994 of Entergy, AP&L, LP&L, MP&L and NOPSI.

                                USE OF PROCEEDS

     Except as otherwise described in any Prospectus Supplement, the net proceeds to be received from the issuance and sale of the Offered Securities are expected to be applied primarily to the redemption, repurchase, repayment or retirement of outstanding indebtedness of the Company. The interest rate and maturity of any indebtedness to be discharged with the proceeds of any series of the Debt Securities will be set forth in the applicable Prospectus Supplement.

                       RATIO OF EARNINGS TO FIXED CHARGES



                                                              TWELVE MONTHS ENDED
                                               --------------------------------------------------
                                                                        DECEMBER 31,
                                               JUNE 30,    --------------------------------------
                                                 1995      1994      1993    1992    1991    1990
                                               --------    ----      ----    ----    ----    ----
    Ratio of Earnings to Fixed Charges(a)....    1.23(b)   1.23(b)   1.87    2.04    1.74    2.10

---------------

(a) "Earnings," as defined by Commission Regulation S-K, represent the aggregate of (1) net income, (2) taxes based on income, (3) investment tax credit adjustments -- net and (4) fixed charges. "Fixed Charges" include interest (whether expensed or capitalized), related amortization and interest applicable to rentals charged to operating expenses.

(b) Earnings for the twelve month periods ended June 30, 1995 and December 31, 1994 include a charge of $80.2 million as a result of the settlement of a long-standing dispute at the Federal Energy Regulatory Commission (the "FERC Settlement") involving income tax allocation procedures of the Company. For further information with respect to the FERC Settlement, reference is made to Note 2, "Rate and Regulatory Matters," of the Company's Notes to the 1994 Financial Statements on page 327 of the 1994 10-K.

                         DESCRIPTION OF DEBT SECURITIES

     Set forth below are certain general terms and provisions of the Debt Securities, which may be issued from time to time in one or more series. The particular terms of each series of Offered Securities will be described in a Prospectus Supplement relating thereto. Accordingly, for a description of the terms of any particular series, reference must be made to both the description set forth below and the Prospectus Supplement relating thereto.

     The statements under this heading do not purport to be complete and are subject to the detailed provisions of an Indenture to be dated as of September 1, 1995, (the "Indenture") between the Company and Chemical Bank, as trustee (the "Trustee"), a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. References in parentheses below refer to section numbers in the Indenture and capitalized terms not otherwise defined herein shall have the respective meanings ascribed to them in the Indenture.

GENERAL

     The Debt Securities may be issued in one or more new series under the Indenture. The Indenture does not contain any limitation on the principal amount of Debt Securities which may be issued thereunder. The Debt Securities will be unsecured obligations of the Company.

     Reference is made to the Prospectus Supplement relating to any particular series of Offered Securities for the following terms, among others: (1) the title of such Debt Securities; (2) any limit on the aggregate principal amount of such Debt Securities or the series of which they are a part; (3) the date or dates on which the principal of any of such Debt Securities will be payable; (4) the rate or rates at which any of such Debt

Securities will bear interest, if any, the date or dates from which any such interest will accrue, the Interest Payment Dates on which any such interest will be payable and the Regular Record Date for any such interest payable on any Interest Payment Date; (5) the place or places where the principal of and premium, if any, and interest on any of such Debt Securities will be payable;
(6) the period or periods within which, the price or prices at which and the terms and conditions on which any of such Debt Securities may be redeemed, in whole or in part, at the option of the Company; (7) the obligation, if any, of the Company to redeem or purchase any of such Debt Securities pursuant to any sinking fund or analogous provision or at the option of the Holder thereof, and the period or periods within which, the price or prices at which and the terms and conditions on which any of such Debt Securities will be redeemed or purchased, in whole or in part, pursuant to any such obligation; (8) the denominations in which any of such Debt Securities will be issuable if other than denominations of $1,000 and any integral multiple thereof; (9) if the amount of principal of or any premium or interest on any of such Debt Securities will be determined with reference to an index or pursuant to a formula, the manner in which such amounts will be determined; (10) if any such Debt Securities will be issued in global form and, if so, any and all matters incidental to such Debt Securities; (11) any addition to the Events of Default applicable to any of such Debt Securities; (12) any addition to the covenants of the Company for the benefit of the Holders of such Debt Securities in the Indenture; and (13) any other terms of such Debt Securities not inconsistent with the provisions of the Indenture. (Section 301).

FORM, EXCHANGE AND TRANSFER

     Unless otherwise specified in the applicable Prospectus Supplement, the Debt Securities of each series will be issuable only in fully registered form without coupons and in denominations of $1,000 and any integral multiple thereof. (Sections 201 and 302).

     At the option of the Holder, subject to the terms of the Indenture and the limitations applicable to global securities, Debt Securities of any series will be exchangeable for other Debt Securities of the same series, of any authorized denomination and of like tenor and aggregate principal amount (Section 305).

     Subject to the terms of the Indenture and the limitations applicable to global securities, Debt Securities may be presented for exchange as provided above or for registration of transfer (duly endorsed or accompanied by a duly executed instrument of transfer) at the office of the Security Registrar or at the office of any transfer agent designated by the Company for such purpose. The Company may designate itself the Security Registrar. No service charge will be made for any registration of transfer or exchange of Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. (Section 305). Any transfer agent (in addition to the Security Registrar) initially designated by the Company for any Debt Securities will be named in the applicable Prospectus Supplement. The Company may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that the Company will be required to maintain a transfer agent in each Place of Payment for the Debt Securities of each series. (Section
602).

     The Company will not be required to (i) issue, register the transfer of, or exchange any Debt Security or any Tranche thereof during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such Debt Security called for redemption and ending at the close of business on the day of such mailing or (ii) register the transfer of or exchange any Debt Security so selected for redemption, in whole or in part, except the unredeemed portion of any such Debt Security being redeemed in part. (Section 305).

PAYMENT AND PAYING AGENTS

     Unless otherwise indicated in the applicable Prospectus Supplement, payment of interest on a Debt Security on any Interest Payment Date will be made to the person in whose name such Debt Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest. (Section 307).

     Unless otherwise indicated in the applicable Prospectus Supplement, principal of and any premium and interest on the Debt Securities of a particular series will be payable at the office of such Paying Agent or Paying Agents as the Company may designate for such purpose from time to time. Unless otherwise indicated in the applicable Prospectus Supplement, the corporate trust office of the Trustee in New York City will be designated as the Company's sole Paying Agent for payments with respect to Debt Securities of each series. Any other Paying Agents initially designated by the Company for the Debt Securities of a particular series will be named in the applicable Prospectus Supplement. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that the Company will be required to maintain a Paying Agent in each Place of Payment for the Debt Securities of a particular series. (Section 602).

     All moneys paid by the Company to a Paying Agent for the payment of the principal of or any premium or interest on any Debt Security which remain unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to the Company, and the Holder of such Debt Security thereafter may look only to the Company for payment thereof. (Section 603).

REDEMPTION

     Any terms for the optional or mandatory redemption of any series of Debt Securities will be set forth in the applicable Prospectus Supplement. Except as shall otherwise be provided in the applicable Prospectus Supplement with respect to Debt Securities that are redeemable at the option of the Holder, Debt Securities will be redeemable only upon notice by mail not less than 30 nor more than 60 days' prior to the date fixed for redemption, and, if less than all the Debt Securities of a series, or any Tranche thereof, are to be redeemed, the particular Debt Securities to be redeemed will be selected by such method as shall be provided for any particular series, or in the absence of any such provision, by such method of random selection as the Security Registrar deems fair and appropriate. (Section 403 and 404).

     Any notice of redemption at the option of the Company may state that such redemption will be conditional upon receipt by the Paying Agent or Agents, on or prior to the date fixed for such redemption, of money sufficient to pay the principal of and premium, if any, and interest, if any, on such Debt Securities and that if such money has not been so received, such notice will be of no force and effect and the Company will not be required to redeem such Debt Securities (Section 404).

EVENTS OF DEFAULT

     The Indenture defines the occurrence of any one or more of the following events to be an "Event of Default":

     (a) failure to pay any interest on any Debt Security within sixty (60) days after the same becomes due and payable;

     (b) failure to pay the principal of or premium, if any, on any Debt Security when due and payable;

     (c) failure to perform or breach of any other covenant or warranty of the Company in the Indenture (other than a covenant or warranty of the Company in the Indenture solely for the benefit of one or more series of Debt Securities other than such series), for 60 days after written notice to the Company by the Trustee, or to the Company and the Trustee by the Holders of at least 33% in principal amount of the Debt Securities outstanding under the Indenture as provided in the Indenture;

     (d) certain events of bankruptcy, insolvency or reorganization; or

     (e) any other Event of Default specified with respect to the Debt Securities (Section 801).

     No Event of Default with respect to a particular series of the Debt Securities necessarily constitutes an Event of Default with respect to any other series of Debt Securities that may be issued under the Indenture.

REMEDIES

     If an Event of Default occurs and is continuing with respect to Debt Securities of any series at the time Outstanding, then either the Trustee or the Holders of not less than 33% in principal amount of the Outstanding Debt Securities of such series may declare the principal amount (or if any of the Debt Securities of such series are Discount Securities, such portion of the principal amount of such Debt Securities as may be specified in the applicable Prospectus Supplement) of all of the Debt Securities of such series to be due and payable immediately; provided, however, that if an Event of Default occurs and is continuing with respect to more than one series of Debt Securities, the Trustee or the Holders of not less than 33% in aggregate principal amount of the Outstanding Debt Securities of all such series, considered as one class, may make such declaration of acceleration, and not the Holders of the Debt Securities of any one of such series.

     At any time after the declaration of acceleration with respect to the Debt Securities of any series has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee, the Event of Default giving rise to such declaration of acceleration will, without further act, be deemed to have been waived, and such declaration and its consequences will, without further act, be deemed to have been rescinded and annulled, if:

     (a) the Company has paid or deposited with the Trustee a sum sufficient to pay:

        (1) all overdue interest on the Debt Securities of such series;

        (2) the principal of and premium, if any, on the Debt Securities of such series which have become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates prescribed therefor in such Debt Securities;

        (3) interest upon overdue interest at the rate or rates prescribed therefore in the Debt Securities of such series, to the extent that payment of such interest is lawful; and

        (4) all amounts due to the Trustee under the Indenture;

and

     (b) any other Event or Events of Default with respect to the Debt Securities of such series, other than the nonpayment of the principal of the Debt Securities of such Series which has become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture (Section 802).

     If an Event of Default occurs and is continuing with respect to a series of Debt Securities, the Holders of a majority in principal amount of the Outstanding Debt Securities of such series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of such series; provided, however, that if an Event of Default occurs and is continuing with respect to more than one series of Debt Securities issued under the Indenture, the Holders of a majority in aggregate principal amount of the outstanding Debt Securities of all such series, considered as one class, will have the right to make such direction, and not the Holders of the Debt Securities of any one of such series; and provided, further, that (a) such direction will not be in conflict with any rule of law or with the Indenture and will not involve the Trustee in personal liability in circumstances where reasonable indemnity would not in the Trustee's sole discretion be adequate and (b) the Trustee may take any other action it deems proper which is not inconsistent with such direction (Section 812).

     The Holders of a majority in principal amount of the then Outstanding Debt Securities of any series may waive any past default under the Indenture except a default (a) in the payment of the principal of or premium, if any, or interest, if any, on any Debt Security of such series or (b) with respect to a covenant or provision of the Indenture which under the Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of such series affected (Section 813).

     The right of a Holder of the Debt Securities to institute a proceeding with respect to the Indenture is subject to certain conditions precedent, but each Holder has an absolute right to receive payment of principal and premium, if any, and interest, if any, on or after the applicable due date specified in such Debt Security and to institute suit for the enforcement of any such payment (Sections 807 and 808). The Indenture provides that the Trustee, within 90 days after the occurrence of any default thereunder with respect to the Debt Securities of any series, is required to give the Holders of the Debt Securities of such series notice of such default, unless cured or waived; provided, however, that, except in the case of a default in the payment of principal of or premium, if any, or interest, if any, on the Debt Securities of such series, the Trustee may withhold such notice if the Trustee determines that it is in the interest of such Holders to do so; and provided, further, that in the case of an Event of Default of the character specified above in clause (c) under "Events of Default," no such notice shall be given to such Holders until at least 75 days after the occurrence thereof (Section 902).

     The Company will be required to furnish annually to the Trustee a statement by an appropriate officer as to such officer's knowledge of the Company's compliance with all conditions and covenants under the Indenture, such compliance to be determined without regard to any period of grace or requirement of notice under the Indenture (Section 606).

CONSOLIDATION, MERGER, CONVEYANCE, TRANSFER OR LEASE

     The Company will not consolidate with or merge into any other corporation or convey, transfer, or lease its properties and assets substantially as an entirety to any Person unless (a) the corporation formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance or transfer, or which leases, the property and assets of the Company substantially as an entirety, is a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such Person expressly assumes, by supplemental indenture, the due and punctual payment of the principal of and premium, if any, and interest, if any, on all the Outstanding Debt Securities and the performance of all of the covenants of the Company under the Indenture, (b) immediately after giving effect to such transactions, no Event of Default, and no event which after notice and lapse of time would become an Event of Default, will have occurred and be continuing, and (c) the Company will have delivered to the Trustee an Officer's Certificate and an Opinion of Counsel as provided in the Indenture (Section 1101).

     Unless otherwise indicated in the applicable Prospectus Supplement, there are no provisions that will afford the holders of Debt Securities protection in the event of a highly leveraged transaction involving the Company. There are also no provisions that will require the repurchase of the Debt Securities upon a change in control of the Company.

MODIFICATION OF INDENTURE

     Without the consent of any Holders of Debt Securities, the Company and the Trustee may enter into one or more supplemental indentures, in form satisfactory to the Trustee, for any of the following purposes:

     (a) to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company in the Indenture and the Debt Securities;

     (b) to add to the covenants of the Company for the benefit of the Holders of all or any series of Outstanding Debt Securities or to surrender any right or power conferred upon the Company by the Indenture;

     (c) to add any additional Events of Default with respect to all or any series of outstanding Debt Securities;

     (d) to change or eliminate any provision of the Indenture or to add any provision to the Indenture; provided that if such change, elimination or addition will adversely affect the interests of the Holders of Debt Securities of any series in any material respect, such change, elimination or addition will become effective with respect to such series only when there is no Debt Security of such series remaining Outstanding under the Indenture;

     (e) to provide collateral security for the Debt Securities;

     (f) to establish the form or terms of Debt Securities of any series as permitted by the Indenture;

     (g) to provide for the authentication and delivery of bearer securities and coupons appertaining thereto representing interest, if any, thereon and for the registration, exchange and replacement thereof and for the giving of notice to, and the solicitation of the vote or consent of, the holders thereof, and any matters incidental thereto;

     (h) to evidence and provide for the acceptance of appointment of a separate or successor Trustee under the Indenture with respect to the Debt Securities of one or more series and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or to facilitate the administration of the trusts under the Indenture by more than one Trustee;

     (i) to provide for the procedures required to permit the utilization of a noncertificated system of registration for any series of Debt Securities;

     (j) to change any place or places where (1) the principal of and premium, if any, and interest, if any, on all or any series of Debt Securities shall be payable, (2) all or any series of Debt Securities may be surrendered for registration of transfer, (3) all or any series of Debt Securities may be surrendered for exchange, and (4) notices and demands to or upon the Company in respect of all or any series of Debt Securities may be served; or

     (k) to cure any ambiguity, defect or inconsistency or to make any other changes to the provisions of the Indenture with respect to matters and questions arising under the Indenture, provided such action shall not adversely affect the interests of the Holders of Debt Securities of any series in any material respect (Section 1201).

     The consent of the Holders of a majority in aggregate principal amount of the Debt Securities of all series then Outstanding under the Indenture, considered as one class, is required for the purpose of adding any provisions to, or changing in any manner or eliminating any of the provisions of, the Indenture pursuant to an indenture or supplemental indenture; provided, however, that if less than all of the series of Debt Securities Outstanding under the Indenture are directly affected by a supplemental indenture, then the consent only of the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of all series so directly affected, considered as one class, will be required; and provided, further, that if the Debt Securities of any series have been issued in more than one Tranche and if the proposed supplemental indenture directly affects the rights of the Holders of Debt Securities of one or more, but less than all, of such Tranches, then the consent only of the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of all Tranches so directly affected, considered as one class, will be required; and provided, further, that no such supplemental indenture will, without the consent of the Holder of each Outstanding Security under the Indenture of each such series directly affected thereby, (a) change the Stated Maturity of, or any installment of principal of or interest on, any Debt Security, or reduce the principal thereof or the rate of interest (or the amount of any installment of interest thereon), if any, thereon or redemption premium thereon, or change the method of calculating the rate of interest thereon, or reduce the amount of the principal of any Discount Security that would be due and payable upon a declaration of acceleration of the Maturity thereof, or change the coin or currency (or other property) in which any Debt Security or any premium or the interest thereon is payable or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity of any Debt Security (or, in the case of redemption, on or after the Redemption Date), (b) reduce the percentage in principal amount of the Debt Securities Outstanding under such series, the consent of the Holders of which is required for any supplemental indenture or waiver of compliance with any provision of the Indenture or any default thereunder and its consequences or to reduce the requirements for quorum and voting under the Indenture, or (c) modify certain of the provisions of the Indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults.

     A supplemental indenture which changes or eliminates any covenant or other provision of the Indenture which has expressly been included solely for the benefit of one or more particular series of Debt Securities or one or more Tranches thereof, or which modifies the rights of the Holders of Debt Securities of such series or Tranches with respect to such covenant or other provision, shall be deemed not to affect the rights under the Indenture of the Holders of Debt Securities of any other series or Tranche (Section 1202).

     The Indenture provides that in determining whether the Holders of the requisite principal amount of the Outstanding Debt Securities have given any request, demand, authorization, direction, notice, consent or waiver under the Indenture or whether a quorum is present at a meeting of Holders of Debt Securities, (i) Debt Securities owned by the Company or any other obligor upon the Debt Securities or any Affiliate of the Company or of such other obligor (unless the Company, such Affiliate or such obligor owns all Outstanding Debt Securities under the Indenture, or all Outstanding Debt Securities of each such series and each such Tranche, as the case may be, determined without regard to this clause (i)) shall be disregarded and deemed not to be Outstanding; (ii) the principal amount of a Discount Security that shall be deemed to be Outstanding for such purposes shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon a declaration of acceleration of the Maturity thereof as provided in the Indenture; and (iii) the principal amount of a Debt Security denominated in one or more foreign currencies or a composite currency that will be deemed to be Outstanding will be the amount of Dollars which could have been purchased by the principal amount (or, in the case of a Debt Security described in clause (ii) above, of the amount described in such clause) of such currency or composite currency evidenced by such Debt Security. (Section 101).

     If the Company shall solicit from Holders any request, demand, authorization, direction, notice, consent, election, waiver or other Act, the Company may, at its option, by Board Resolution, fix in advance a record date for the determination of Holders entitled to give such request, demand, authorization, direction, notice, consent, election, waiver or other Act, but the Company shall have no obligation to do so. If such a record date is fixed, such request, demand, authorization, direction, notice, consent, election, waiver or other Act may be given before or after such record date, but only the Holders of record at the close of business on the record date shall be deemed to be Holders for the purposes of (i) determining whether Holders of the requisite proportion of the Outstanding Debt Securities have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other Act and for that purpose the Outstanding Debt Securities shall be computed as of the record date or (ii) determining which Holders may revoke any such Act Any request, demand, authorization, direction, notice, consent, election, waiver or other Act of a Holder shall bind every future Holder of the same Debt Security and the Holder of every Debt Security issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the Trustee or the Company in reliance thereon, whether or not notation of such action is made upon such Debt Security. (Section 104).

DEFEASANCE

     Unless otherwise indicated in the applicable Prospectus Supplement for a series of Offered Securities, any series of Debt Securities, or any portion of the principal amount thereof, will be deemed to have been paid for purposes of the Indenture (except as to any surviving rights of registration of transfer or exchange expressly provided for in the Indenture), and the entire indebtedness of the Company in respect thereof will be deemed to have been satisfied and discharged, if there shall have been irrevocably deposited with the Trustee or any Paying Agent (other than the Company), in trust: (a) money in an amount which will be sufficient, or (b) Government Obligations (as defined below), which do not contain provisions permitting the redemption or other prepayment thereof at the option of the issuer thereof, the principal of and the interest on which when due, without any regard to reinvestment thereof, will provide moneys which, together with the money, if any, deposited with or held by the Trustee or such Paying Agent, will be sufficient, or (c) a combination of (a) and (b) which will be sufficient, to pay when due the principal of and premium, if any, and interest, if any, due and to become due on such Debt Securities of such series or portions thereof (Section 701). For this purpose, Government Obligations, include direct obligations of, or obligations unconditionally guaranteed by, the United States of America entitled to the benefit of the full faith and credit thereof and certificates, depositary receipts or other instruments which evidence a direct ownership interest in such obligations or in any specific interest or principal payments due in respect thereof.

     While there may be no legal precedent on point, it is possible that for federal income tax purposes any deposit contemplated in the preceding paragraph could be treated as a taxable exchange of the related Debt Securities for an issue of obligations of the trust or a direct interest in the cash and securities held in the trust. In that case, Holders of such Debt Securities would recognize a gain or loss for federal income tax purposes, as if their share of the trust obligations or the cash or securities deposited, as the case may be, had actually been received by them in exchange for their Debt Securities. In addition, such Holders thereafter would be required to include in income a share of the income, gain or loss of the trust. The amount so required to be included in income could be different from the amount that would be includable in the absence of such deposit. Prospective investors are urged to consult their own tax advisors as to the specific consequences to them of such deposit.

RESIGNATION OF TRUSTEE

     The Trustee may resign at any time by giving written notice thereof to the Company or may be removed at any time by Act of the Holders of a majority in principal amount of the then Outstanding Debt Securities delivered to the Trustee and the Company. No resignation or removal of the Trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the Indenture. So long as no Event of Default or event which, after notice or lapse of time, or both, would become an Event of Default has occurred and is continuing and except with respect to a Trustee appointed by Act of the Holders, if the Company has delivered to the Trustee a resolution of its Board of Directors appointing a successor trustee and such successor has accepted such appointment in accordance with the terms of the Indenture, the Trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the Indenture. (Section 910).

BOOK-ENTRY SYSTEM -- GLOBAL DEBT SECURITIES

     Unless otherwise specified in the applicable Prospectus Supplement, The Depository Trust Company, New York, New York ("DTC") will act as securities depository for the Debt Securities. The Debt Securities will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One or more fully-registered global certificates will be issued for the Debt Securities representing the aggregate principal amount of such series of Debt Securities, and will be deposited with DTC.

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (the "Direct Participants") deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (the "Indirect Participants," and together with the Direct Participants, the "Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

     Purchases of Debt Securities within the DTC system must be made by or through Direct Participants, which will receive a credit for the Debt Securities on DTC's records. The ownership interest of each actual purchaser of each Debenture (a "Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' respective records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interest in the Debt Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interest in Debt Securities except in the event that use of the book-entry system for the Debt Securities is discontinued.

     To facilitate subsequent transfers, all Debt Securities deposited by Direct Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of the Debt Securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Debt Securities; DTC's records reflect only the identity of the Direct Participants to whose accounts such Debt Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Redemption notices shall be sent to Cede & Co. If less than all of the securities of an issue are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such series to be redeemed.

     Neither DTC nor Cede & Co. will consent or vote with respect to the Debt Securities. Under its usual procedures, DTC mails an omnibus proxy (an "Omnibus Proxy") to the Participants as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Debt Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     Principal, premium, if any, and interest payments on the Debt Securities will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities for the accounts of customers in bearer form or registered in "street-name," and will be the responsibility of such Participant and not of DTC, the Underwriters, or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, redemption premium, if any, and interest to DTC is the responsibility of the Company or the Trustee. Disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

     DTC may discontinue providing its services as securities depository with respect to the Debt Securities at any time by giving reasonable notice to the Company. Under such circumstances and in the event that a successor securities depository is not obtained, Debt Securities certificates are required to be printed and delivered. In addition, the Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, Debt Securities certificates will be printed and delivered.

     The Company will not have any responsibility or obligation to Participants or the persons for whom they act as nominees with respect to the accuracy of the records of DTC, its nominee or any Direct or Indirect Participant with respect to any ownership interest in the Debt Securities, or with respect to payments to or providing of notice for the Direct Participants, the Indirect Participants or the Beneficial Owners.

     So long as Cede & Co. is the registered owner of the Debt Securities, as nominee of DTC, references herein to Holders of the Debt Securities shall mean Cede & Co. or DTC and shall not mean the Beneficial Owners of the Debt Securities.

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     The information in this section concerning DTC and DTC's book-entry system has been obtained from DTC. Neither the Company, the Trustee nor the underwriters, dealers or agents takes responsibility for the accuracy or completeness thereof.

                              PLAN OF DISTRIBUTION

     The Company may sell the Debt Securities: (i) through underwriters or dealers, (ii) directly to one or more purchasers, (iii) through agents or (iv) through a combination of any such methods of sale. The applicable Prospectus Supplement with respect to the Offered Securities shall set forth the terms of the offering of the Offered Securities, including the name or names of any underwriters, dealers or agents, the purchase price of such Offered Securities and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid by any underwriters to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers by any underwriters may be changed from time to time.

     If underwriters are used in the sale of the Offered Securities, such Offered Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriters with respect to a particular underwritten offering of Offered Securities will be named in the applicable Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover page of such Prospectus Supplement. In connection with the sale of Offered Securities, the underwriters may receive compensation from the Company or from purchasers in the form of discounts, concessions or commissions. The underwriters will be, and any dealers participating in the distribution of the Offered Securities may be, deemed to be underwriters within the meaning of the Securities Act of 1933, as amended. The Company has agreed to indemnify the underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended. The underwriting agreement pursuant to which any Offered Securities are to be sold will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters will be obligated to purchase all of the Offered Securities if any are purchased; provided that the agreement between the Company and the underwriter providing for the sale of the Offered Securities may provide that under certain circumstances involving a default of underwriters that less than all of the Offered Securities may be purchased.

     Offered Securities may be sold directly by the Company or through agents designated by the Company from time to time. The applicable Prospectus Supplement shall set forth the name of any agent involved in the offer or sale of the Offered Securities in respect of which such Prospectus Supplement is delivered as well as any commissions payable by the Company to such agent. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     If so indicated in the applicable Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase Offered Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to those conditions set forth in the applicable Prospectus Supplement, and such Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

                                       15

                              EXPERTS AND LEGALITY

     The Company's balance sheet as of December 31, 1994 and the statements of income, retained earnings, and cash flows for the year ended December 31, 1994, incorporated by reference in this Prospectus, have been incorporated by reference herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The financial statements as of December 31, 1993 and for each of the two years in the period ended December 31, 1993, incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1994, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports dated February 11, 1994 (November 30, 1994 as to Note 2, "Rate and Regulatory Matters -- FERC Settlement"), which included an explanatory paragraph relating to the Company's change in method of accounting for income taxes, also incorporated by reference herein.

     The legality of the Debt Securities will be passed upon for the Company by Reid & Priest LLP, New York, New York and Wise Carter Child & Caraway, Professional Association, Jackson, Mississippi. Certain legal matters will be passed upon for any underwriters, dealers or agents by Winthrop, Stimson, Putnam & Roberts, New York, New York. Matters pertaining to New York law will be passed upon by Reid & Priest LLP, New York counsel to the Company; matters pertaining to Arkansas law will be passed upon by Friday, Eldredge & Clark, Little Rock, Arkansas, Arkansas counsel to the Company; and matters pertaining to Mississippi law will be passed upon by Wise Carter Child & Caraway, Professional Association, Mississippi counsel to the Company.

     The statements as to matters of law and legal conclusions made under "Description of Debt Securities" have been reviewed by Wise Carter Child & Caraway, Professional Association, Jackson, Mississippi, and by Reid & Priest LLP, New York, New York, and are set forth herein in reliance upon the opinions of said firms, respectively, and upon their authority as experts.

     The statements made in the Incorporated Documents as to matters of law and legal conclusions, based on the belief or opinion of the Company or otherwise pertaining to (i) titles to properties, franchises and other operating rights of the Company, (ii) regulations to which the Company is subject, and (iii) any legal proceedings to which the Company is a party, are made on the authority of Wise Carter Child & Caraway, Professional Association, and such statements are included in such documents and herein in reliance upon their authority as experts.

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